COMSTOCK MINING PRODUCTION UPDATE

2012 Fourth Quarter Revenues, Costs and 2013 Outlook

Virginia City, NV (January 31, 2013) -- Comstock Mining Inc. (the “Company”) (NYSE MKT: LODE) announced unaudited production, revenues and operational costs for 2012, and its 2013 outlook.

Revenues

The Company commenced full mining activities in August 2012, and began pouring gold and silver in late September 2012. Metal shipments in the fourth quarter 2012 totaled $5.4 million, with gold revenues of $4.5 million and silver revenues of $0.9 million. Silver is accounted for as a by-product credit for financial reporting purposes. The Company is ramping up its production and plans to achieve a sustained production rate of 400 gold-equivalent ounces poured per week, or over 20,000 gold-equivalent ounces per annum. Since pouring commenced, the Company has averaged 223 gold-equivalent ounces poured per week. During the past eight weeks, the Company averaged 250 gold-equivalent ounces poured per week and in the past two weeks averaged over 300 gold-equivalent ounces poured per week. The Company is successfully and continuously adjusting its operations to improve grade, maximize yields and increase tons crushed and stacked. The Company continues to advance activities in each of these areas on a weekly basis keeping it on track for achieving the 400 gold-equivalent ounce target rate, by late April 2013.

Comstock's Chief Executive Officer, Corrado De Gasperis commented, "Over the past three months, we have successfully transitioned into production with less than optimal mining and hauling conditions and have begun growing our weekly metal pours toward our immediate objective of 400 gold-equivalent ounces per week. Costs have been reduced from a primarily construction and ramp up mode into a stable production mode, and have since been further reduced."

The Company has also crushed and stacked over 360,000 dry tons of mineralized material since production began, delivering 6,519 estimated ounces of recoverable gold and over 55,770 estimated ounces of recoverable silver to the leach pad, positioning the Company well for sustained growth. Material placed on the heap leach pad remains under solution until the target recovery rates are achieved. Throughout this period, the recovery of gold and silver continues, but the most effective economic recovery of gold and silver takes between 45 to 60 days to complete. The portion of the heap under leach the longest, 80 days, has recovery of gold estimated at 67% and the recovery of silver estimated at 51%. Preliminary laboratory metallurgical test results provide the Company confidence that ultimate heap leach recovery will meet or exceed the expected 70% for gold and 45% for silver.

P.O. Box 1118 • 1200 American Flat Road • Virginia City, NV 89440	Investors (775) 847-0545 • Facsimile (775) 847-4762

Through December 31, 2012, the Company realized an average price of $1,744.36 price per ounce of gold, including the benefits of the first commemorative bar, and a $32.56 average sales price per ounce of silver. In comparison, commodity market prices in the fourth quarter of 2012 averaged $1,721.79 per ounce of gold and $32.68 per ounce of silver.

Operating Costs

The Company plans on announcing its audited 2012 Annual financial statements on March 14, 2013.

The Company previously provided estimates of the Lucerne Mine’s annual operating expenses, including mining, processing, royalties and mine administration costs of approximately $13.3 million per annum plus $3 million of higher costs associated with temporarily using the longer, alternative haul route, or a total of $16.3 million per annum.

During the fourth quarter 2012, actual Lucerne Mine operating expenses were approximately $4.1 million (an annualized rate of approximately $16.5 million), including the higher haulage costs. Continued cost optimization resulted in December 2012 with mine operating costs of $1.3 million, further reducing our annualized spend rate to approximately $15.5 million and below plan.

The estimated operating expenses do not include corporate administration or other general and administrative costs, nor do they include exploration and mine development costs. Exploration and mine development activities were completed in early December 2012, with approximately $1.7 million expended. The Company is not currently drilling and does not plan on resuming these activities until the Lucerne Mine stabilizes at the 400 gold-equivalent ounce weekly production rate.

The Company has completed the updated resource estimates for the Lucerne Resource Area. Behre Dolbear & Company (USA), Ltd. (“Behre Dolbear”) of Denver Colorado is currently completing a technical report with their analysis and recommendations. The Company plans to release the highlights of this important work next week, and then publish Behre Dolbear’s full technical report soon thereafter.

COMSTOCK MINING
P.O. Box 1118 • 1200 American Flat Road • Virginia City, NV 89440	Investors (775) 847-0545 • Facsimile (775) 847-4762

 Federal Permitting and Lot 51

The Company has also made extensive, positive progress with the BLM regarding accessing the primary haul road between the Lucerne Mine and the processing facility in American Flat. Late in the fourth quarter of 2012, the Company and the BLM entered into a Memorandum of Understanding (MOU) to expedite the remainder of the permitting process for the Lucerne Right of Way permit. In January, the BLM launched the public scoping (a process for determining the scope of potential public issues) for comments associated with this permit application. The relevant public meetings have already been completed, with strong public support. In addition, the BLM is also concurrently processing a Color of Title permit application to resolve and recover the use of Lot 51, one of the main blocking factors limiting the use of the Company’s existing haul road. Recent discussions with the BLM have been very positive and acceptance of the application would represent a breakthrough allowing more expedient use of Lot 51 and potentially significant hauling efficiencies.

2013 Outlook

In the last three months, modifications and optimizations have been engineered into the Company’s mine planning, hauling, crushing and recovery systems. The Company has updated its financial analysis for the Lucerne Mine and anticipates annual operating expenses, including mining, processing, royalties and mine administration costs of approximately $13 million per annum, plus approximately $2.25 million of additional, annual haulage costs, with a production schedule currently processing at the rate of one million tons per annum.  The Company currently anticipates production rates beyond the 400 gold-equivalent ounces per week in the second half of the year, ultimately achieving between 18-20,000 actual gold-equivalent ounces produced in 2013. The Company believes its liquidity and capital resources are sufficient for achieving its objectives. These production rates and costs are not only expected to result in positive cash performance, but the cash flows are anticipated to be sufficient for debt service and the resumption of self-funded development drilling by the Comstock team.

Mr. De Gasperis concluded, "Our revenue growth and expense management is positively impacting our liquidity, stability and ultimately, our growth. We are further minimizing mining costs across our system. We have also significantly reduced or eliminated external legal, administrative, environmental and regulatory costs associated with non-routine activities, positioning us well for 2013 growth."

COMSTOCK MINING
P.O. Box 1118 • 1200 American Flat Road • Virginia City, NV 89440	Investors (775) 847-0545 • Facsimile (775) 847-4762

About Comstock Mining Inc.

Comstock Mining Inc. is a Nevada-based gold and silver mining company with extensive, contiguous property in the Comstock District. The Company began acquiring properties in the Comstock District in 2003. Since then, the Company has consolidated a significant portion of the Comstock District, amassed the single largest known repository of historical and current geological data on the Comstock region, secured permits, built an infrastructure and commenced production in 2012. The Company continues acquiring additional properties in the district, expanding its footprint and creating opportunities for further exploration and mining. The goal of its strategic plan is to deliver stockholder value by validating qualified resources (at least measured and indicated) and reserves (probable and proven) of 3,250,000 gold equivalent ounces and commencing commercial mining and processing operations with annual production rates of 20,000 gold equivalent ounces.

Forward-Looking Statements

This press release and any related calls or discussions may contain forward-looking statements. All statements, other than statements of historical facts, are forward-looking statements. Forward-looking statements include statements about matters such as: future prices and sales of and demand for our products; future industry market conditions; future changes in our exploration activities, production capacity and operations; future exploration, production, operating and overhead costs; operational and management restructuring activities (including implementation of methodologies and changes in the board of directors); future employment and contributions of personnel; tax and interest rates; capital expenditures and their impact on us; nature, timing and accounting for restructuring charges, gains or losses on debt extinguishment, derivative liabilities and the impact thereof; productivity, business process, rationalization, restructuring, investment, acquisition, consulting, operational, tax, financial and capital projects and initiatives; contingencies; environmental compliance and changes in the regulatory environment; offerings, sales and other actions regarding debt or equity securities; and future working capital, costs, revenues, business opportunities, debt levels, cash flows, margins, earnings and growth.

The words “believe,” “expect,” “anticipate,” “estimate,” “project,” “plan,” “should,” “intend,” “may,” “will,” “would,” “potential” and similar expressions identify forward-looking statements, but are not the exclusive means of doing so. These statements are based on assumptions and assessments made by our management in light of their experience and their perception of historical and current trends, current conditions, possible future developments and other factors they believe to be appropriate. Forward-looking statements are not guarantees, representations or warranties and are subject to risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by such forward-looking statements. Some of those risks and uncertainties include the risk factors set forth in our SEC filings and the following: the current global economic and capital market uncertainties; the speculative nature of gold or mineral exploration, including risks of diminishing quantities or grades of qualified resources and reserves; operational or technical difficulties in connection with exploration or mining activities; contests over our title to properties; potential dilution to our stockholders from our recapitalization and balance sheet restructuring activities; potential inability to continue to comply with government regulations; adoption of or changes in legislation or regulations adversely affecting our businesses; business opportunities that may be presented to or pursued by us; changes in the United States or other monetary or fiscal policies or regulations; interruptions in our production capabilities due to unexpected equipment failures; fluctuation of prices for gold or certain other commodities (such as silver, copper, diesel fuel, and electricity); changes in generally accepted accounting principles; geopolitical events; potential inability to implement our business strategies; potential inability to grow revenues organically; potential inability to attract and retain key personnel; interruptions in delivery of critical supplies and equipment raw materials due to credit or other limitations imposed by vendors; assertion of claims, lawsuits and proceedings against us; potential inability to maintain an effective system of internal controls over financial reporting; potential inability or failure to timely file periodic reports with the SEC; potential inability to list our securities on any securities exchange or market; and work stoppages or other labor difficulties. Occurrence of such events or circumstances could have a material adverse effect on our business, financial condition, results of operations or cash flows or the market price of our securities. All subsequent written and oral forward-looking statements by or attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors. We undertake no obligation to publicly update or revise any forward-looking statement.

COMSTOCK MINING
P.O. Box 1118 • 1200 American Flat Road • Virginia City, NV 89440	Investors (775) 847-0545 • Facsimile (775) 847-4762

Neither this press release nor any related calls or discussions constitutes an offer to sell or the solicitation of an offer to buy any securities.

Contact information for Comstock Mining Inc.: P.O. Box 1118 Virginia City, NV 89440 questions@comstockmining.com http://www.comstockmining.com

Corrado DeGasperis	Kimberly Shipley
President & CEO	Manager of Investor Relations
Tel (775) 847-4755	Tel (775) 847-0545
degasperis@comstockmining.com	shipley@comstockmining.com

COMSTOCK MINING
P.O. Box 1118 • 1200 American Flat Road • Virginia City, NV 89440	Investors (775) 847-0545 • Facsimile (775) 847-4762